C-Suite Uranerz_1-2

Uranerz is a U.S. corporation, publicly traded, started up almost exactly 10 years ago as a junior company involved in the uranium mining sector. Our business model from the beginning has been to locate, and to explore and develop uranium properties, put them into production using the in-situ recovery or solution mining technique. And that is what we’ve done. We started producing uranium in Wyoming in-- last year in 2014. And we’re continuing production this year and in the years forward.

The reasons for this merger, one is it’ll reduce our corporate overhead. The two companies have their own specific expertise in the mining of uranium. Ours is in-situ recovery focused in Wyoming. Energy Fuels is a conventional uranium miner. They have properties in Utah and Colorado and New Mexico, Arizona and they have the only operating uranium mill in the U.S. So that’s one. Another reason, we both have good sales contracts that we can combine to make a total of six long-term contracts. And we have the biggest, when we merge, after merger, we’ll have the largest resource base in the U.S. of any company operating in the U.S. And we will have the highest, the largest market cap of any uranium company focused in the U.S. Now how long will it take to close this deal? It’s hard to predict exactly but it will be subject to the approval of the shareholders of both companies and we anticipate it’ll happen later this year.

The location of our mines in the U.S. provides us with a strategic advantage in a sense that the United States has the largest nuclear fleet in the world. Almost one fourth of the nuclear reactors in the world are located in the U.S. They consume a large amount of uranium. They want to help the domestic producers to ensure their supply going forward. They’re very willing to work with U.S. producers and we think it will-- we know it’s-- they’re interested in buying from us.

C-Suite Uranerz_1-2	2

The recent rise in spot price which has occurred recently, we believe is partly the perception that prices or the supply is going to tighten up in the future. And the buyers, the utilities that buy our product, buy long term. They’re looking a long ways out, and they feel that it’s a good time for them to be getting into the market and making sure they have supply going forward.

Uranerz and Energy Fuels expect to capitalize on the market situation going forward in that we can quickly ramp up our production. Energy Fuels has mines they can bring online fairly quickly. They have an operating uranium mill. We have our production facility operating, producing today as an ISR or in-situ recovery mine. It’s easy for us to ramp up our production.

Being listed on the TSX is very important for us. We recognized that early on. We were first listed on a U.S. exchange but so much of the investment community lives in Canada and is willing to invest in mining projects that it helped us raise capital when we needed it. And it’s been a very positive experience for us.